EXHIBIT 10.1

                              EMPLOYMENT AGREEMENT


              This Employment Agreement, (hereinafter referred to as "Agreement") entered into as of May 25, 2006 (the "Effective Date"), by and between National Coal Corporation, a corporation organized and existing under the laws of the State of Tennessee, with its principal place of business at 8915 George Williams Road, Knoxville, Tennessee (hereinafter referred to as "Operating Company"), and National Coal Corp., a Florida corporation and the sole shareholder of the Company ("Parent," and together with Operating Company, the "Company") and Daniel A. Roling residing at 162 Hartshorn Drive, Short Hills, New Jersey 07078 (Employee).


SECTION 1: EMPLOYMENT AND TERM OF AGREEMENT

         1.1 EMPLOYMENT. Commencing no more than ninety-three (93) days from the Effective Date, and upon the terms and conditions set forth in this Agreement, the Company hereby employs Employee and Employee accepts employment as Chief Executive Officer of Operating Company and Parent. Employee shall give notice of his employment commencement date no later than fourteen (14) days following the Effective Date.

         1.2 DUTIES. a. During the term of his employment pursuant to this Agreement, Employee shall serve the Company faithfully and to the best of his ability and shall devote his business and professional time, energy, and diligence to the performance of the duties of such office and he shall perform such services and duties in connection with the business and affairs of the Company (i) as are customarily incident to such office and (ii) subject to
Section 1.2(b) hereof, as may reasonably be assigned or delegated to him from time to time by the Board of Directors of the Company. Employee shall also serve as a director of Parent and each of its subsidiaries and affiliates.

                  b. Notwithstanding the foregoing, Employee shall be principally responsible for, and shall have full power and authority to direct, the management and operation of the business of the Company to develop a strategic plan for the Company, to implement such strategic plan, to plan for the growth of the Company, including acquisitions, to assist in the communication to investors and lead the management team to achieve these objectives. To the extent permitted by law, and as long as no event described in
Section 3.1(b) or (c) has occurred and is continuing, the Boards of Directors of the Company shall take no action to restrict or interfere with the powers and responsibilities assigned and delegated to Employee pursuant to this Agreement.

                  c. Notwithstanding the foregoing, it is understood that Employee shall continue to provide services substantially of the type and amount described in Schedule A hereto, to Straightfellow Farms Ltd., a real estate investment company, and that the performance of such services shall not be used as a basis for termination under Section 4.1.

         1.3 TERM OF EMPLOYMENT. Unless earlier terminated pursuant to the provisions hereof, the initial term of Employee's employment under this Agreement shall be for the period of three (3) years commencing with the date of this Agreement (the "Initial Term"). Said Term shall be automatically renewed thereafter for successive two-year terms (each a


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"Renewal  Term," and,  together  with the Initial Term,  the "Term")  unless the
Board of Directors of the Company or any successor entity provides Employee with written notice that the Agreement will not be renewed no later than 120 days prior to the expiration of the then-current Term. Notwithstanding the foregoing, in the event a Change in Control (as defined below) occurs during the Term, the Term of this Agreement shall not end prior to the first anniversary of such Change in Control.

SECTION 2: COMPENSATION, BENEFITS AND OTHER ENTITLEMENTS

         2.1 BASE SALARY. a. As compensation for his services hereunder and as consideration for his covenant not to compete provided for in Section 4 hereof, Employee shall be paid a base annual salary at the rate of SIX HUNDRED THOUSAND AND 00/00 DOLLARS ($600,000.00) PER YEAR, which rate of compensation shall be in effect from the Effective Date until the end of the initial term set forth in
Section 1.3 hereof. Thereafter, the base annual salary shall be at the rate determined in good faith by the Company's Board of Directors at the Board's regularly scheduled meeting next following the end of each fiscal year or upon any special meeting, based upon the Company's review of Employee's performance during the preceding fiscal year or lesser period, but shall not be reduced below the base annual salary in effect at the end of the immediately preceding fiscal year. The base annual salary shall be payable at such periodic intervals, not less than semi-monthly, as from time to time are applicable with respect to salaried executive personnel of the Company, and shall be inclusive of all applicable income taxes, Social Security, and other taxes and charges that are required by law to be withheld by the Company or that are requested to be withheld by Employee.

                  b. If Employee's base annual salary is hereafter increased by the Board of Directors, it shall not thereafter be reduced below a figure equal to the amount of base annual salary in effect immediately prior to such increase, together with an amount equal to the product of (x) the amount of base annual salary in effect immediately prior to such increase, multiplied by (y) the percentage increase in the consumer price index in Nashville, Tennessee to the last day of the fiscal year preceding any such reduction.

         2.2 BONUS. For each full fiscal year during which Employee is employed as the Company's Chief Executive Officer pursuant to this Agreement, commencing with the fiscal year ending on December 31, 2006, Employee shall be paid an annual cash bonus in an amount to be determined in good faith by the Board of Directors but not more than an amount equal to fifty percent (50%) of the base amount of Employee's salary, which bonus shall be payable in a lump sum no later than three (3) business days following the filing of the Company's Annual Report on Form 10-K for the applicable fiscal year period with the Securities & Exchange Commission.

         2.3 INSURANCE. The Company shall provide to Employee the standard package of family insurance benefits which are from time to time provided to other executive employees, including medical and major medical insurance coverage. The Company shall also provide to Employee long term care and disability income insurance coverage (at Employee's option), in an amount equal to not less than eighty percent (80%) of his base annual salary with benefits, and with disability for purposes of such coverage being defined as the inability to perform the usual and customary activities as Chief Executive Officer of the Company. The disability insurance and the long-term care insurance shall be issued on a basis that would permit Employee to continue coverage under such policies upon termination of his employment with the Company at


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


his own expense or, in circumstances where the Company is obligated to pay for continued coverage under paragraph 4.3 below, at the Company's expense.

         2.4 OTHER BENEFITS. The Company shall provide Employee the following additional benefits:

                  a. A Company owned and maintained automobile suitable to Employee's position and appropriate for the performance of his duties, such automobile to be replaced at appropriate intervals.

                  b. Reimbursement of all reasonable expenses incurred for Company business, provided the same are of a type which are allowable for deductions under applicable federal tax law.

                  c. Reimbursement for accounting, tax, legal, and financial services to be performed by accountants, lawyers, or other professionals of his choice to assist Employee in financial, estate and tax planning, and tax reporting, provided that the Company shall not be obligated to reimburse Employee more than Ten Thousand and 00/00 Dollars ($10,000.00) per year for such expenses.

                  d. Paid vacation of four (4) weeks per fiscal year (pro-rated with respect to any portion thereof), or such greater amount as may be permitted from time to time by the Company's vacation policy, to be taken at such time as selected by Employee. Consistent with the policy outlined in the Company's Employee Handbook, vacation benefits granted during a fiscal year automatically expire and may no longer be utilized at the close of business on December 31st of such fiscal year.

                  e. Employee shall be entitled to short-term medical leave benefits for up to three months for time out of work due to a psychological or physical illness, injury, or condition. Such benefits shall include full pay to Employee for any leave which is due to medical or psychological conditions as supported by appropriate written verification from Employee's treating medical or psychological/psychiatric professional.

                  f. In addition to the benefits bestowed upon Employee in this Agreement, Employee shall be entitled to participate in and enjoy benefits as are generally extended to employees serving in an executive capacity, including any capacity similar to that of Employee, in accordance with the Company's customary practices and policies.

                  g. In addition to the other benefits provided to the employee in this Agreement, the company agrees that the company paid "key man life insurance" in no less than the amount of the Employee's base annual salary, which shall, upon the Employees death be distributable fifty percent (50%) to the company and fifty percent (50%) to the Employee's heirs as he may direct in his will.

                  h. The Company will maintain directors and officers liability insurance with coverage of no less than $10 million at all times that Employee is an officer or director of the Company.

                  i. MOVING EXPENSES. The Company shall pay Employee up to $50,000 for any loss incurred in the sale of employee's residence in New Jersey, including any brokers fees,


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interest or tax payments incurred after the commencement of employment and until the sale of the residence. For the purpose of this Section the Employee's basis as of the commencement of his employment is $2,750,000. In addition, upon the Employee moving to Tennessee to assume this position, the Company will reimburse Employee for $10,000 of moving expenses.

                  j. TEMPORARY LIVING EXPENSES. The Company will reimburse the Employee for any temporary living expenses, including rent, storage or other costs for a period of up to six (6) months from the start of employment and shall pay Employee a travel stipend to cover one (1) round trip a week between Newark, New Jersey and Knoxville, Tennessee for a period of up to six (6) months. If permanent living arrangements are obtained prior to the end of the six (6) month period, payments pursuant to this Section shall end on the date of obtaining such permanent living arrangements.

SECTION 3: STOCK INCENTIVE

         3.1 STOCK OPTIONS. On the Effective Date, Employee shall be granted a non-qualified option to purchase 500,000 shares of Parent's common stock (the "Option Grant"), which shall be issued pursuant to the terms of the 2004 National Coal Corp. Stock Option Plan. The Option Grant shall have an exercise price of $8.88, which is the closing price of the Company common stock as reported on the Nasdaq National Market on the date immediately prior to date of grant. The Option Grant shall vest in four equal annual installments on the anniversary of the date of commencement of employment, provided, however, if there is a Change in Control as defined in EXHIBIT A after commencement of Employee's employment, all options shall immediately vest.

         3.2 SALE OF SHARES. As an incentive for Employee accepting this position, 100,000 shares of common stock of the Company shall be offered to Employee pursuant to the 2004 National Coal Corp. Option Plan, for purchase $8.88 per share, the closing price of the Company common stock as reported on the Nasdaq National Market on May 24, 2006. Such offer shall remain open to Employee for a period of fifteen (15) business days following the Effective Date.

SECTION 4: TERMINATION OF EMPLOYMENT

         4.1 TERMINATION BY COMPANY. The Company shall have the right to terminate Employee's employment at any time upon the occurrence of any one of the following events:

                  a. Employee's death or the inability of Employee to adequately perform his duties as Chief Executive Officer, as determined in good faith by the Company's Board of Directors, for more than 90 consecutive days as a result of the mental or physical illness or condition of Employee; or

                  b. Conduct of Employee involving any of the following, other than by reason of mental or physical illness or condition and as determined by a majority vote of the Board of Directors after notice to Employee (as described below) and advice of independent legal counsel:

                           i.  Habitual and continued  unavailability  to act or
respond on behalf of the Company;


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


                           ii. Willful misconduct,  which shall include, without
limitation, any act of omission knowingly undertaken or omitted by Employee with the intent of causing damage to the Company, its properties, assets or business or its stockholder, officers, directors or employee, or fraud, including without limitation any misappropriation of embezzlement by Employee resulting in a material personal profit to Employee, in any case, involving properties, assets of funds of the Parent, the Company, or any of its subsidiaries;

                           iii.  Any past or  future  conviction,  by a court of
competent jurisdiction, of a felony (whether or not committed during the term hereof or in the course of employment hereunder);

                           iv.  Willful,  continued,  and  material  failure  to
observe or perform the duties of his employment hereunder;

                           v.   Habitual  and  gross  neglect  of  the  faithful
performance of the duties of his
employment hereunder.

                  c. With regard to Section 4.1(b), Company shall first provide Employee with thirty (30) days written notice of such alleged misconduct, including a specific description of such breach, failure, or neglect of duty or obligation sufficient to allow Employee an opportunity to correct such noted problems. Employee shall not be terminated under paragraph 4.1(b) unless, after the notice period expires, Employee continues to engage in such misconduct. Prior to any vote regarding misconduct, Employee will be given the opportunity to appear before the Board, with his legal counsel, to present any relevant information he believes the Board should consider in making such a decision.

                  d. In the event of a Change in Control, which shall, for purposes of this Agreement, be defined as set forth in the attached EXHIBIT A, which is incorporated herein by reference; provided, however, that in the case of termination pursuant to this Section 4.1(d), the Board of Directors of the Company shall make a determination either to terminate Employee's employment hereunder or continue such employment within six (6) months after the effective date of the Change in Control and shall give Employee ninety (90) days' notice of any such determination to terminate Employee's employment hereunder, and the failure to make such determination within such six-month period will be deemed an election by the Company to continue Employee's employment hereunder.

         4.2      TERMINATION BY EMPLOYEE.

                  a. If substantial differences of opinion between Employee and the Board and/or the ownership of the Company should develop, or other circumstances should arise such that Employee, in good faith, no longer feels that he can function effectively as Chief Executive Officer of the Company, then Employee may elect to resign from his employment hereunder by giving 30 days' written notice to the Company.

                  b. Employee may elect to resign from employment with the Company, upon 30 days written notice, if, in Employee's reasonable judgment, one or more of the following events has occurred:

                           i.  A   material   change   in   Employee's   duties,
responsibilities, authority, or status with the Company, without Employee's consent;


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


                           ii. A  significant  increase  in the amount of travel
required for Employee to perform his job, without Employee's consent; or

                           iii.  Any other matter or  circumstance  requested by
the Board of Directors of the Company if either (a) made with the intent of hindering Employee in the performance of his duties hereunder or (b) the effect of such request could reasonably be expected to hinder Employee in the performance of his duties hereunder.

         4.3      PAYMENT OF SEVERANCE BENEFITS UPON TERMINATION.

                  (a) In the event of termination of Employee's employment pursuant to Section 4.1 or 4.2 above, other than pursuant to Section 4.1 (b) or 4.2(a), Employee will be entitled to the following severance benefits (collectively "Severance") upon execution of a Release of Claims in a form substantially similar to that attached hereto as Exhibit B, which is incorporated herein by reference, within 21 days of his separation:

                           i.  Continuation of Employee's base annual salary for
the Severance Period (as defined below) at the rate in effect at the time of such termination and payable at the time and in the manner such payments would have been made to Employee if such termination had not occurred;

                           ii. A prorated  annual cash bonus payment  calculated
by multiplying the target amount (50% of base salary) by a fraction, the numerator of which is the number of calendar months (full or partial) during which Employee was employed by the Company in the fiscal year of his separation from employment and the denominator of which is 12, said prorated bonus to be payable as soon as practicable following Employee's separation from employment;

                           iii. Continued  insurance  coverage,  as described in
Section 2.3 and to include medical and major medical coverage for Employee and his eligible dependents, at the Company's expense for the Severance Period; provided, however, that Employee will be responsible for any co-payments, deductibles, or other out-of-pocket expenses associated with use of any health coverage;

                           iv. Continued use, during the Severance  Period, of a
company-owned and maintained
automobile suitable to Employee's prior position as Chief Executive Officer; and

                           v.  Reimbursement  for  accounting,  tax,  legal  and
financial services, as described in Section 2.4(c), up to $10,000.00 in each fiscal year during the Severance Period.

                           vi.  Immediate  vesting of all  unvested  options and
immediate lapse of any forfeiture provisions relating to restricted share grants scheduled to vest during the Severance Period.

                  For purposes of this Agreement, the Severance Period shall be twelve (12) months.

                  (b) In the event of termination pursuant to Section 4.1 (b) or 4.2(a), all salary and benefits (other than vested benefits under any pension, profit sharing or other compensation or benefit plan) shall cease at the time of termination.


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


                  (c) In the event of a Change in Control, the Company, at its sole expense, shall cause its independent auditors promptly to review all payments, distributions, and benefits that have been made to or provided to, and are to be made to or provided to, Employee under this Agreement, and any other agreement and plan benefiting Employee, to determine the applicability of
Section 4999 of the United States Internal Revenue Code of 1986, as amended (the "Code"). If the Company's independent auditors determine that any such payments, distributions, or benefits are subject to excise taxes as provided under Section 4999 of the Code (the "Excise Tax"), then such payment, distributions, or benefits (the "Original Payments") shall be increased by an amount (the
"Gross-Up Amount") such that, after the Company withholds all taxes due, including any excise and employment taxes imposed on the Gross-Up Amount, Employee will retain a net amount equal to the Original Payments less all income and employment taxes (other than Excise Taxes) on that amount. Employee agrees to cooperate with the Company's independent auditors by providing necessary information to perform this analysis/calculation, and the Company agrees that Employee shall be entitled to copies of the calculations. The intent of the parties is that the Company shall be solely responsible for, and shall pay, any Excise Tax on the Original Payments and Gross-Up Amount and any income and employment taxes (including, without limitation, penalties and interest) imposed on the Gross-Up Amount. If no determination by the Company's independent auditors is made prior to the time Employee is required to file a tax return reflecting any portion of the Original Payments, and subsequently a taxing authority determines that an Excise Tax should be imposed upon the Original Payments, Employee shall be entitled to receive the full Gross-Up Amount calculated on the basis of such additional amount of Excise Tax determined to be payable by such tax authority (including related penalties and interest) from the Company within 30 days of such determination as long as Employee has taken all reasonable actions to minimize any such amounts. If any tax authority finally determines the Excise Tax to be less than the amount taken into account hereunder in calculating the Gross-Up Amount, Employee shall repay to the Company, within 30 days of his receipt of a refund resulting from that determination, the portion of the Gross-Up Amount attributable to such reduction (plus the refunded portion of the Gross-Up Amount attributable to the Excise Tax and federal, state, and local income and employment taxes imposed on the portion of the Gross-Up Amount being repaid, less any additional income tax resulting from such refund).

                  (d) Notwithstanding anything to the contrary in this Agreement, the Gross-Up Amount payable by the Company, specifically including any payments to be made pursuant to Section 4.3(c) hereof, shall in no circumstance exceed $200,000.

                  (e) Notwithstanding anything to the contrary in this Agreement, no Severance payments or benefits shall be paid to Employee during the six-month period following the Employee's separation from service to the extent that the Company determines in good faith that paying such amounts at the time or times indicated in this SECTION 4.3 would cause the Employee to incur an additional tax under Section 409A of the Code (in which case such amounts shall be paid at the time or times indicated in this SECTION 4.3(D)). If the payment of any such amounts are delayed as a result of the previous sentence, then on the first day following the end of such six-month period, the Company will pay the Employee a lump-sum amount equal to the cumulative amount that would have otherwise been payable to the Employee during such six-month period.


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


SECTION 5: NONCOMPETITION

         The parties recognize that in the course of Employee's employment with the Company, Employee has had and will continue to have access to a substantial amount of confidential and proprietary information and trade secrets relating to the business of the Company, and that it would be detrimental to the business of the Company, and have a substantial detrimental effect on the value to the Company of Employee's employment if Employee were to compete with the Company upon termination of his employment. Employee therefore agrees, in consideration of the Company entering this Agreement and establishing the base annual compensation and other compensation and benefits at the level herein provided for, that during the period of the term of his employment with the Company, whether pursuant to this Agreement or otherwise, and, if and only if Employee's employment is terminated pursuant to Section 4.1(b) or 4.2 (a), above, for a period of one (1) year thereafter, he shall not, without the prior written consent of the Company, directly as principal, partner, director, or stockholder or through any corporation, partnership, or other entity (including, without limitation, a sole proprietorship), engage or participate in, or assist in any manner or in any capacity, or have any interest in or make any loan to, or otherwise be related with, any person, firm, corporation, association, or other entity with any locations, including any mines, anywhere within the central, northern and southern Appalachian regions of the United States and engaged in any business competing in any material way with the business of the Company or any subsidiary of the Company as such business exists as of the date of termination of employment; provided, however, that the foregoing shall not prevent Employee from owning up to five percent (5%) of the outstanding securities of, or being employed by, a publicly held corporation that may compete with the Company. For purposes hereof, a business shall not be deemed to be competing with the Company in a material way unless it manufactures, sells, distributes, or otherwise deals in one or more products manufactured, sold, distributed or otherwise dealt in by the Company and which product or products account for at least five percent (5%) of the Company's gross sales volume at the time in question.

                  The parties believe, in light of the facts known as of the date hereof, and after considering the nature and extent of the Company's business, the amount of compensation and other benefits provided herein, and the damage that could be done to the Company's business by Employee's competing with the Company, that the foregoing covenant not to compete is reasonable in time, scope, and geographical limitation. However, if any court should construe the time, scope, or geographical limitation of the covenant not to compete to be too broad or extensive, it is the intention of the parties that the contract be automatically reformed, and as so reformed, enforced, to the maximum limits which may be found to be reasonable by such court.

SECTION 6: CONFIDENTIAL INFORMATION.

         6.1 COMPANY INFORMATION. Employee agrees at all times during the term hereof and thereafter, to hold in strictest confidence, and not to use or disclose, except for the benefit of the Company or as authorized by the Company, the Confidential Information of


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


Company. Employee understands that "Confidential Information" means any Company proprietary information, trade secrets and other information not generally known to the public, such as technical and non-technical data, know-how, research, product plans, marketing plans, products, business forecasts, services, customer lists and customers (including, but not limited to, customers of Company on whom Employee may call or with whom Employee becomes more acquainted during the term of this Agreement or has become acquainted with during any prior period in which he performed services for the Company), information regarding employees of the Company, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, financial or other business information disclosed to Employee by the Company, either directly or indirectly in writing, electronically, orally or by drawings or observation of parts or equipment prior to or after the commencement of this Agreement.

         In light of the highly competitive nature of the industry in which Company conducts its business, Employee agrees that all Confidential Information heretofore or in the future obtained by the Employee as a result of the Employee's association with Company, shall be considered confidential. In recognition of this fact, Employee agrees that he will not, except in the performance of his duties under this Agreement or except as otherwise provided herein, during and after the execution of this Agreement (for so long as such information otherwise remains confidential), disclose any of such Confidential Information to any person or entity for any reason or purpose whatsoever, and he will not make use of any Confidential Information for his own purposes or for the benefit of any person or entity (except Company) under any circumstances not authorized by the Company. The provisions contained in this paragraph shall also apply to information obtained by Employee with respect to any subsidiary of or company otherwise affiliated with Company.

         In the event that Employee is requested or required (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand, any informal or formal investigation by any government or governmental agency or authority or otherwise) to disclose any of the Confidential Information, Employee will notify Company promptly in writing so that Company may seek a protective order or other appropriate remedy or, in Company's sole discretion, waive compliance with the terms of this Agreement. Employee agrees not to oppose any action by Company to obtain a protective order or other appropriate remedy. In the event that no such protective order or other remedy is obtained, or that Company waives compliance with the terms of this Agreement, Employee will furnish only that portion of the Confidential Information which Employee is advised in writing by his own independent counsel that he is legally required to furnish and will exercise his reasonable best efforts, at Company's expense, to obtain reliable assurance that confidential treatment will be accorded to the Confidential Information. To the extent that Employee retains counsel to assist him in any situation covered by this paragraph, he shall be entitled to reimbursement for reasonable fees incurred in obtaining advice and representation.

         6.2 THIRD PARTY INFORMATION. Employee recognizes that Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on Company's part to maintain the confidentiality of such information and to use it only for certain limited purposes. Employee agrees to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out Employee work for Company consistent with Company' agreement with such third party. Employee agrees to comply with Company's policies and procedures, as applicable from time to time with respect to such information.

SECTION 7: CODE SECTION 409A

         7.1 Certain amounts under this Agreement may constitute "nonqualified deferred compensation" which are intended to comply with the requirements of
Section 409A of the Code. To the extent that the parties reasonably determine that any compensation or benefits payable under this Agreement are subject to
Section 409A of the Code, this Agreement shall incorporate the terms and conditions required by Section 409A of the Code and Department of Treasury regulations as reasonably determined by the Company and the Employee. To the extent applicable, this Agreement shall be interpreted in accordance with
Section 409A of the Code and Department of Treasury regulations and other interpretative guidance issued thereunder. In the event that following the Effective Date, the Company and the Employee reasonably determine that any compensation or benefits payable under this Agreement may be subject to Section 409A of the Code and related Department of Treasury guidance, the Company and the Employee shall work together to adopt such amendments to this Agreement or adopt other policies or procedures (including amendments, policies and procedures with retroactive effective), or take any other commercially reasonable actions necessary or appropriate to (a) exempt the compensation and benefits payable under this Agreement from Section 409A of the Code and/or preserve the intended tax treatment of the compensation and benefits provided with respect to this Agreement, or (b) comply with the requirements of Section 409A of the Code and related Department of Treasury guidance.

SECTION 8: MISCELLANEOUS PROVISIONS

         8.1 OUTPLACEMENT SERVICE. In the event of termination of Employee's employment by the Company, the Company shall, upon the request of Employee (a) pay for outplacement service for Employee for a period of twelve (12) months, such payment to be made to an agency selected by Employee, based upon the customary fees charged by nationally rated firms engaged in providing such services for executives of similar level, qualifications, and experience, and
(b) provide to Employee, for a reasonable time following termination of employment, not to exceed twelve (12) months, office space and secretarial support to assist Employee in searching for and obtaining a new position, such office space to be provided in a location reasonably determined by the Company.

         8.2 INDEMNITY. The Company shall indemnify Employee and hold him harmless for all acts or decisions made by him in good faith while performing services for the Company to the full extent permitted by applicable law.

         8.3 NON-DISPARAGEMENT. Except as compelled to do so by law, the Company and its past and present affiliated companies and their officers, directors, and employees shall refrain from making any remark or taking any action which disparages, defames, or places Employee in a negative light, and Employee shall refrain from making any remark or taking any action which disparages, defames, or places the Company or any of its parent, subsidiary, or affiliated companies or their past or present officers, directors, or employees in a negative light.

         8.4 EMPLOYEE BENEFITS. This Agreement shall not be construed to be in lieu or to the exclusion of any other rights, benefits, and privileges to which Employee may be entitled as an employee of the Company under any retirement, pension, profit-sharing, insurance, hospital, or other plans or benefits that may now be in effect or that may hereafter be adopted.

         8.5 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Tennessee, and jurisdiction shall lie in the courts of competent jurisdiction in Knox County.

         8.6 ENTIRE AGREEMENT. This Agreement constitutes the entire understanding of the Company and Employee with respect to its subject matter, supersedes any prior agreement or arrangement relative to Employee's employment by the Company, and no modification, supplement, or amendment of any provision hereof shall be valid unless made in writing and signed by the parties.

         8.7 SUCCESSORS AND ASSIGNS; PERMITTED ASSIGNMENT. This Agreement shall inure to the benefit of and be binding upon the Company and Employee and their respective successors, executors. administrators, heirs and/or permitted assigns; provided, however, that neither Employee nor the Company may make any assignment of this Agreement or any interest therein, by operation of law or otherwise, without the prior written consent of the other parties hereto, except that, without such consent, the Company may assign this Agreement to any successor to all or substantially all of its assets and business by means of dissolution, merger, consolidation, transfer of assets, or otherwise, provided that such successor assumes in writing all of the obligations of the Company under this Agreement, subject, however, to Employee's right of termination as provided in Section 4.2 hereof.

         8.8 CAPTIONS. The captions set forth in this Agreement are for convenience only and shall not be considered as part of this Agreement or as in any way limiting or amplifying the terms and conditions hereof.

         8.9 NO CONFLICTING OBLIGATIONS. Employee represents and warrants to the Company that he is not under, or bound to be under in the future, any obligation to any person, firm, or corporation that is or would be inconsistent or in conflict with this Agreement or would prevent, limit, or impair in any way the performance by him of his obligations hereunder.

         8.10 WAIVERS. The failure of any party to require the performance or satisfaction of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

         8.11 NOTICES. Any notice given hereunder shall be in writing and delivered or mailed by registered or certified mail, return receipt requested:

               (a)          if to the Company:         8915 George Williams Road
                                                       Knoxville, TN 37923

               (b)          if to the Employee:        162 Hartshorn Drive
                                                       Short Hills, NJ 07078

         8.12 SEVERABILITY. In the event that any court having jurisdiction shall determine that any restrictive covenant or other provision contained in this Agreement shall be unreasonable or unenforceable in any respect, then such covenant or other provision shall be deemed limited to the extent that such other court deems it reasonable or enforceable, and as so limited shall remain in full force and effect. In the event that such court shall deem any such covenant or other provision wholly unenforceable, the remaining covenants and other provisions of this Agreement shall nevertheless remain in full force and effect.

         8.13 COUNTERPARTS. More than one counterpart of this Agreement may be executed by the parties hereto, and each fully executed counterpart shall be deemed an original.

              IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed under seal and delivered as of the date first above written.

                                 NATIONAL COAL CORPORATION ("OPERATING COMPANY")


                                 By: /s/ Kenneth Z. Scott
                                     ------------------------
                                 Name:   Kenneth Z. Scott
                                 Title:  Director

                                 NATIONAL COAL CORP. ("PARENT")


                                 By: /s/ Kenneth Z. Scott
                                     ------------------------
                                 Name:   Kenneth Z. Scott
                                 Title:  Director



                                 EMPLOYEE:


                                 /s/ Daniel A. Roling
                                 ----------------------------
                                 Daniel A. Roling

                                    EXHIBIT A

                         DEFINITION OF CHANGE IN CONTROL

         The occurrence of any of the following events shall constitute a Change in Control for purposes of this Agreement: (a) any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) other than the Operating Company or Parent, any trustee or other fiduciary holding securities under any employee benefit plan of the Company and/or Parent, or any company owned, directly or indirectly, by the stockholders of Parent in substantially the same proportions as their ownership of the Operating Company and/or Parent is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Operating Company and/or Parent representing 30% or more of the combined voting power of such entity's then-outstanding securities; (b) during any period of two consecutive years (not including any period prior to the effective date of this Agreement), individuals who, at the beginning of such period, constitute the Board, and any new director (other than a director designated by a person who has entered into an agreement with the Operating Company and/or Parent to effect a transaction described in clause (a), (c), or
(d) of this Exhibit A) whose election by the Board or nomination for election by such entity's stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the two-year period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority of the Board;
(c) the consummation of a merger or consolidation of the Operating Company and/or Parent with any other corporation, other than a merger or consolidation which would result in the voting securities of such entity outstanding
immediately   prior  thereto   continuing  to  represent  (either  by  remaining
outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of such surviving entity outstanding immediately after such merger or consolidation; provided, however, that a merger or consolidation effected to implement a recapitalization of the Operating Company and/or Parent (or similar transaction) in which no person acquires no more than 30% of the combined voting power of such entity's then-outstanding securities shall not constitute a Change in Control of the Operating Company and/or Parent; or (d) the stockholders of the Operating Company and/or Parent approve a plan of complete liquidation of the Operating Company and/or Parent or an agreement for the sale or disposition by the Operating Company and/or Parent of all or substantially all of its assets.

                                    EXHIBIT B

               I acknowledge that I have had twenty-one days to decide whether to execute this Release of Claims ("Release") and that I have been advised to consult an attorney before executing this Release. I acknowledge that I have seven days from the date I execute this Release to revoke my signature. I understand that if I choose to revoke this Release I must deliver my written revocation to National Coal Corporation and National Coal Corp. before the end of the seven-day period.

              I, for  myself,  my  heirs,  successors,  and  assigns,  do hereby settle, waive, and release each of National Coal Corporation and National Coal Corp. (together, the "Company") and any of their past and present officers, owners, stockholders, partners, directors, agents, employees, successors, predecessors, assigns, representatives, attorneys, divisions, subsidiaries, or affiliates from any and all claims, charges, complaints, rights, demands, actions, and causes of actions of any kind or character, in contract, tort, or otherwise, based on actions or omissions occurring in the past and/or present, and regardless of whether known or unknown to me at this time, including those not specifically mentioned in this Release. Among the rights, claims, and causes of action which I give up under this Release are those arising in connection with my employment and the termination of that employment, including, without limitation, rights or claims under federal, state, and local fair employment practice or discrimination laws (including the various Civil Rights Acts, the Age Discrimination in Employment Act, the Equal Pay Act, and the Tennessee Commission on Human Rights Act), laws pertaining to breach of employment contract, wrongful termination or other wrongful treatment, and any other laws or rights relating to my employment with the Company and the termination of that employment. I acknowledge that I am aware of my rights under the Age
Discrimination in Employment Act, and that I am knowingly and voluntarily waiving and releasing any claim of age discrimination which I may have under that statute as part of this Release. This agreement does not waive or release any rights, claims, or causes of action that may arise from acts or omissions occurring after the date I execute this Release, nor does this agreement waive or release any rights, claims or causes of action relating to (a) indemnification from the Company and its affiliates with respect to my activities on behalf of the Company and its affiliates prior to my termination of employment, (b) compensation or benefits to which I am entitled under any compensation or benefits plan of the Company or its affiliates, (c) amounts to which I am entitled pursuant to the agreement to which a form of this Release of Claims was attached as Exhibit B, (d) my right to file a charge with, or participate in any investigation conducted by, any federal, state, or local agency charged with enforcing laws prohibiting employment discrimination, (e) my right to challenge the voluntary and knowing nature of this release in court or before any federal, state, or local agency charged with enforcing employment laws, or (f) any right, claim, or cause of action arising after the effective date of this Release.

                                   SCHEDULE 1

Straightfellow Farms, Ltd. is a real estate holding company owned by Daniel A. Roling and Tamara Lyons. The purpose of the company is to own and rent condominium apartments. At present there are four apartments in the company with another two to be added shortly. Ms. Lyons is the Company Secretary and does the majority of the work. Mr. Roling's time commitment is limited, mainly outside of office hours, but at times could require time during office hours. Estimated hours per month spent on Straightfellow is approximately ten.